Laue was instrumental in USPB’s formation, success

USPB Founding Director,
Doug Laue, Passes

USPB Board member and Kansas cattleman, Doug Laue passed away on February 15, 2015. Laue was an original member of USPB’s Board of Directors.

“Doug played a very important role in the formation of U.S. Premium Beef,” CEO Stan Linville said. “He was a strong proponent for changing how our industry marketed fed cattle and he had a good understanding of how creating a company like USPB could impact that change.”

“Doug was with us from the very first planning meetings when there were just a half dozen of us getting together to discuss the concept of a beef marketing company,” Board Chairman Mark Gardiner, added. “He was passionate about the beef industry and about USPB and he dedicated countless hours and effort to promoting the concept of U.S. Premium Beef to other beef producers and cattle feeders.”

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Lower gross margins impact net income

Company Files Fiscal
Year 2014 Results

U.S. Premium Beef has closed its financial books for fiscal year 2014 and has filed the results with the Securities and Exchange Commission. For the fiscal year, which ended December 27, 2014, USPB recorded a net loss of $9.0 million compared to a net loss of $11.2 million during the prior fiscal year. The year-over-year improvement was due to a smaller net loss at National Beef and lower operating expenses at USPB.

National Beef’s gross margins continued to be under pressure in fiscal year 2014. Although revenues increased approximately 5% to $7.8 billion for the year as a result of higher selling prices, cost of sales was markedly higher as industry slaughter volumes declined approximately 5% and cattle prices increased approximately 22% on average. The combined effects of lower volumes and tighter margins reduced profitability year-over-year. Also contributing to the net loss incurred by National Beef in fiscal year 2014 were approximately $6.9 million in expenses related to closing the Brawley facility.s

Perman family of Lowry, SD, recognized at the National Cattlemen’s Beef Association convention in San Antonio USPB Member Receives Environmental Stewardship Award

The Lyle and Garnet Perman family, which owns and operates Rock Hills Ranch, near Lowry, SD, was named the National Cattlemen’s Beef Association’s Environmental Stewardship Award honoree for 2014. The award recognizes ranchers for their dedication to exceptional land management practices which serve to improve soil, air and water quality for all.

“The Perman family serves as a shining example to farmers and ranchers across the country, illustrating what is possible when we aspire to improve the land for future generations,” said Forrest Roberts, CEO of the National Cattlemen’s Beef Association. “Their efforts to improve their pastures have created wide-reaching benefits that extend far beyond the boundaries of their ranch. When cattlemen and women dedicate themselves to conservation efforts, such as those found on Rock Hills Ranch, we all benefit.”

“Our family was honored to be selected as the Environmental Stewardship Award recipient for 2014,” Lyle said. “We put a high priority on not simply sustaining what we have, but also in regenerating what was once here.”

To accomplish the goal of regenerating the natural state of the land in their care, Lyle and son Luke have spent years studying the ranch and working to improve pastures, reduce rainwater runoff and create wildlife habitat, all of which contribute a positive benefit to the ranch’s profitability. The family has also incorporated rotational grazing, no-till farming techniques and cover crops to increase the amount of water soaking into the soil after precipitation

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U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

March 26 & 27, 2015

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by March 23, 2015.

PLEASE PRINT NAME
Unitholder or Associate Name:
Name of Attendee:
Address:
City, State Zip:
Phone: E-Mail Address:
Events:	Additional Registrations:
USPB Cattle Performance Summary March 26—4:30 p.m. ____ Number of people attending Reception	This meeting is open only to USPB unitholders and associate producers, family members and employees.
March 26—6:30 p.m. ____ Number of people attending National Beef Presentation	Name:
Relationship:
March 27—8:30 a.m. ____ Number of people attending USPB Business Meeting	Name:
Relationship:
March 27—10:00 a.m. ____ Number of people attending Lunch	Name:
Relationship:
March 27 ____ Number of people attending ____ Number requesting salmon vs. beef
Annual Meeting Hotel: Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—If you have questions, please call USPB at 866-877-2525.

Driving Directions to Kansas City Airport Hilton
Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

Please complete form and return to:

U.S. Premium Beef, LLC, P.O. Box 20103, Kansas City, MO 64195

(866) 877-2525 phone • (816) 713-8810 fax

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 2/08/15 to 3/07/15
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.33	65.09
Prime	4.35	5.31
CH & PR	84.95	86.37
CAB	24.02	26.89
BCP	19.01	18.28
Ungraded	0.61	0.51
Hard Bone	0.82	0.55
YG1	8.55	9.51
YG2	35.54	36.39
YG3	41.79	42.08
YG4	12.79	11.14
YG5	1.34	0.87
Light Weight	0.34	0.17
Heavy Weight	1.88	0.54
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$23.29	$27.88
Yield Benefit	$22.22	$45.50
Yield Grade	$3.59	$6.11
Out Weight	-$3.01	-$0.93
Natural	$3.39	$6.22
Total Premium	$49.48	$84.78

Did You Know...

✓USPB staff served beef tenderloin tips to more than 400 people at the National Cattlemen's Beef Association trade show in San Antonio, to promote USPB, National Beef and The Kansas City Steak Co.

✓If you have delivery rights you do not plan on using in delivery year 2015, which ends August 29, please call our office at 866-877-2525 for help in getting them leased.

USDA’s Choice/Select Spread

Qualified Seedstock Suppliers Spring Bull Sale Dates
The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales during March through April. See USPB’s web page for links that detail sale times and locations.s
Marshall & Fenner	March 20
Molitor Angus Ranch	March 21
Oleen Brothers	March 23
Rishel Angus	March 23
Larson Angus Ranch	March 25
Pelton Simmental/Red Angus	March 25
Gardiner Angus Ranch	April 4
Heartland Simmental and Angus	April 25
In addition, the following USPB QSS members are selling bulls through private treaty sales during the spring:
Blair Brothers Angus	CB Farms
Chair Rock Angus	Cow Camp, Inc.
Dalebanks Angus	Gardiner Angus Ranch
Harms Plainview Ranch	McCurry Brothers Angus
Trumbull Genetics

USPB Member Receives...	continued from page 1

Rock Hills Ranch’s 7,500 acres receives an average of 17 inches of rainfall per year, so water is a premium. Their rotational grazing program on 5,000 acres of permanent pasture, combined with grazing cover crops and crop residue on 2,500 acres of cropland, has enabled Permans to reduce winter feed costs by 50 percent on their 400 head cowherd. Their once-through grazing rotation allows some pastures to rest 350 days of the year.

To accomplish this, the Permans have installed an extensive cross-fencing system, which includes approximately 60 miles of permanent fence. Temporary fence is used to split many of the 40 permanent paddocks into smaller paddocks for grazing, depending on conditions.

The Permans also plant food plots and maintain shelter belts for wildlife. These practices have enabled them to diversify into lease hunting and a bed and breakfast operation.s

USPB Founding Director...	continued from page 1
“USPB and the U.S. cattle industry will miss Doug,” Linville said. “Our condolences go out to his family.”s